CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

AG Acquisition Group II, Inc.

AG Acquisition Group II, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), hereby certifies as follows:

1. Section 1 of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

   Section 1. Name. The name of the corporation is Blue Star Foods Corp. (the "Corporation").

2. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Company in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Company is not required.

3. The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be November 5, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 5th day of November 2018.

AG Acquisition Group II, Inc.

By: ______________________

Laura Anthony
Chief Financial Officer and Secretary

477246.v5

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:42 AM 11/05/2018
FILED 09:42 AM 11/05/2018
SR 20187472775 - File Number 6580704